Exhibit 99.1

News Release
Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen
415-618-8750

DineEquity, Inc. Announces Solid Second Quarter 2009 Financial Results

Company Retires $42.0 Million of Securitized Debt in the Quarter;

$129.8 Million Retired Year-to-Date

GLENDALE, Calif., July 28, 2009 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the second quarter ended June 30, 2009.  DineEquity’s financial performance included the following highlights:

•                 Excluding gains and impairment charges, diluted net income per share available to common shareholders increased by $0.72 to $0.74 from $0.02 compared to the same quarter last year, primarily due to lower interest expense and reduced General & Administrative (G&A) expenses.  Diluted net income per share available to common shareholders increased by $2.51 to $1.09 from a loss of $1.42 compared to the same quarter last year.

•                 IHOP’s domestic system-wide same-store sales decreased 0.6% and Applebee’s domestic system-wide same-store sales decreased 4.3% compared to the same quarter last year.

•                 Consolidated G&A expenses decreased 31.0% compared to the same quarter last year, primarily due to reduced overhead expense as a result of the sale of company-operated Applebee’s restaurants, as well as acquisition integration and cost savings activities.

•                 Cash flows from operating activities increased 8.2% to $61.5 million for the first six months of the year primarily due to reductions in interest and G&A expenses, partially offset by the change in working capital.

•                 Consolidated capital expenditures were $5.9 million in the first six months of the year primarily reflecting the modest capital needs of the Company’s predominantly franchised restaurant systems.

•                 Free cash flow was $54.3 million in the first six months of the year (see “References to Non-GAAP Financial Measures” below).

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

•                 Securitized debt was reduced by $42.0 million and $129.8 million for the quarter and year-to-date, respectively, as a result of dedicating a portion of excess cash flow towards opportunistic debt retirement, proceeds generated from the sale of company-operated Applebee’s restaurants, and scheduled payments on the Company’s subordinated notes.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “The difficult macroeconomic environment continued to put pressure on same-store sales at both of our restaurant brands in the quarter, but by remaining focused on things within our control, we nevertheless turned in a solid performance in the second quarter 2009 by controlling expenses, sustaining operating margin improvements and opportunistically retiring debt.  Our team is doing an outstanding job during one of the most challenging economic and competitive periods we have ever seen.  We will continue to employ value-oriented promotions, menu updates and enhanced marketing strategies in the months ahead and I am confident that we have the right people and plans in place to navigate through this economic cycle and deliver on our long-term plans.”

Same-Store Sales Performance

IHOP’s domestic system-wide same-store sales decreased 0.6% for the second quarter 2009 compared to the same quarter last year, reflecting higher average guest check and a decline in guest traffic.  IHOP’s marketing efforts during the quarter included limited-time offers such as Loaded Country Hash Browns and Strawberry Festival, both of which were supported by national advertising campaigns, as well as expanded marketing activities around the dinner daypart.  The Company believes that IHOP’s solid value positioning with consumers and strong brand equity will continue to benefit the business.

Applebee’s system-wide domestic same-store sales decreased 4.3% for the second quarter 2009 compared to the same quarter last year.  Same-store sales for Applebee’s domestic franchise restaurants and company-operated restaurants decreased 4.2% and 4.8%, respectively, for the second quarter 2009 compared to the same quarter last year.  The performance of company-operated Applebee’s reflected higher average guest check primarily due to cumulative pricing increases of 3.0% and declines in guest traffic.  Applebee’s marketing efforts during the quarter included its Two for $20 and Pick ‘n Pair value offerings, as well as continued advertising support of Applebee’s carry-out program, Carside To Go.  The Company believes that Applebee’s can differentiate the brand and compete effectively through enhanced marketing initiatives, the use of compelling value promotions, the introduction of new menu items, and significantly improved operational execution at the restaurant level.

Company Operations Improvements

Sales at company-operated Applebee’s restaurants decreased 25.4% to $218.4 million compared to the same quarter last year, primarily due to a 21.4% decrease in the number of effective restaurants as a result of the sale of 108 company-operated restaurants.  Restaurant operating margin improved 130 basis points to 14.0% in the second quarter 2009 compared to a 12.7% operating margin in the same quarter last year.  Applebee’s improved operating margin performance for the quarter resulted from the impact of menu pricing increases in the previous quarters, hourly labor management improvements, more efficient management staffing, lower incentive costs and favorable insurance costs.

Company Restaurant Franchising Update

DineEquity continues to market the majority of its remaining company-operated Applebee’s restaurants and is committed to its strategic objective of transitioning Applebee’s into a highly franchised restaurant system over time.  Significantly improved operating margin performance in the first half of 2009 resulted in increased restaurant valuations.  While interest from both new and existing franchisees remains strong, progress in bringing transactions to fruition has been slowed due to the lack of available financing and as the Company reviewed satisfactory valuations with potential buyers.

Although announcing asset purchase agreements for a meaningful number of restaurants remains possible in 2009, the Company believes that it is unlikely that a transaction will close before year-end due to the length of time required to consummate a transaction of any material size.  However, as previously disclosed, DineEquity believes it will continue to generate sufficient cash from operations to meet obligations under its debt covenants, such that the Company will not be compelled to franchise Applebee’s company-operated restaurants at prices lower than deemed appropriate.  The Company possesses the ability to continue to meet its debt covenants for an extended period without the further sale of additional Applebee’s company-operated restaurants and assuming that there is not a material adverse deterioration in the Company’s current operating fundamentals.

Debt Management

Securitized debt was reduced by $42.0 million and $129.8 million for the quarter and year-to-date, respectively, as a result of dedicating a portion of excess cash flow towards opportunistic debt retirement, proceeds generated from the sale of company-operated Applebee’s restaurants, and scheduled payments on the Company’s subordinated notes.

As of the end of the second quarter of 2009, DineEquity remained comfortably in compliance with the debt covenants defined by the Company’s securitized debt agreements.  The Company’s consolidated leverage ratio was 5.95x compared to a required maximum threshold of 7.50x.  Debt service coverage ratios were 3.41x for IHOP’s securitization on a three-month unadjusted basis and 2.89x for the Applebee’s securitization on a three-month adjusted basis, both compared to a minimum required threshold of 1.85x.  DineEquity has provided supplemental information to this news release regarding its compliance with its debt covenants, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations Web site at http://investors.dineequity.com and referring to supporting materials for the Company’s second quarter 2009 webcast.

2009 Financial Guidance

DineEquity provided an update on key financial performance guidance metrics for 2009, which include:

•                 Revised consolidated cash flows from operating activities expectations to range between $115 and $125 million, compared to its previous expectations of $100 and $110 million.  This improved outlook is primarily due to additional cash flow expected from operating a greater number of Applebee’s company restaurants in line with the revised outlook for the sale of company-operated Applebee’s restaurants in 2009.  The Company will receive approximately $15 million in additional cash from the structural run-off of the IHOP business unit’s long-term notes receivable.

•                 Reiterated consolidated capital expenditures expectations to range between $13 and $16 million.

•                 Reiterated consolidated G&A expenses expectations to range between $165 million and $175 million, primarily reflecting lower stock based compensation expense of approximately $10 million which should offset higher G&A spending resulting from delays in selling company-operated Applebee’s restaurants.

•                 Reiterated Applebee’s company-operated same-store sales performance expectations to range between negative 2% to negative 5% for fiscal 2009.  Domestic system-wide same-store sales are expected to perform at similar levels to that of company-operated restaurants.

•                 Revised full year 2009 operating margin performance to range between 13.5% and 14.5% compared to the Company’s previous expectations of 12.2% and 13.2% primarily due to pricing increases and improved labor management.

•                 Reiterated IHOP’s system-wide same-store sales performance expectations to range between positive 1% and negative 1%.

Investor Conference Call Today

The Company will host an investor conference call today to discuss its second quarter 2009 financial results at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 680-0878 and reference pass code 74093246.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through August 4, 2009 by dialing 888-286-8010 and referencing pass code 99991693.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s “net income available to common stockholders, excluding gain on extinguishment of debt, impairment and closure charges and gain on disposition of assets” and the non-GAAP financial measures “EBITDA” and “free cash flow.”  The former is computed for a given period by deducting from net income available to common stockholders for such period the effect of any gain related to debt extinguishment and disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  For the latter, the Company defines “EBITDA” for a given period as income before income taxes less interest expense, depreciation and amortization, impairment and closure charges, stock-based compensation, non-recurring acquisition costs, gain on sale of assets, non-cash amounts related to a captive insurance subsidiary and non-recurring expenses associated with strategic alternatives, “EBITDAR” for a given period as EBITDA plus annualized operating lease expense (Rent), and “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less capital expenditures and preferred dividends.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Franchise revenues	$90,514	$87,421	$188,724	$177,355
Company restaurant sales	222,268	296,496	461,792	608,418
Rental revenues	32,544	32,568	66,253	65,533
Financing revenues	4,324	7,648	8,437	15,616
Total revenues	349,650	424,133	725,206	866,922
Costs and Expenses
Franchise expenses	23,736	22,384	52,034	45,761
Company restaurant expenses	192,181	259,742	394,037	536,317
Rental expenses	24,275	24,561	48,817	49,270
Financing expenses	339	2,548	346	5,887
General and administrative expenses	33,959	49,230	81,118	96,834
Interest expense	45,970	51,561	94,380	102,208
Impairment and closure charges	2,352	41,203	2,001	41,432
Amortization of intangible assets	3,018	3,080	6,037	5,979
Gain on extinguishment of debt	(12,449)	—	(38,803)	—
(Gain) loss on disposition of assets	(5)	20	(5,142)	(158)
Other (income) expense, net	(94)	26	129	(1,724)
Total costs and expenses	313,282	454,355	634,954	881,806
Income (loss) before income taxes	36,368	(30,222)	90,252	(14,884)
(Provision) benefit for income taxes	(11,554)	10,837	(28,297)	9,353
Net income (loss)	$24,814	$(19,385)	$61,955	$(5,531)
Net income (loss)	$24,814	$(19,385)	$61,955	$(5,531)
Less: Series A preferred stock dividends	(4,750)	(4,750)	(9,500)	(9,500)
Less: Accretion of Series B preferred stock	(569)	(535)	(1,129)	(1,056)
Less: Net (income) loss allocated to unvested participating restricted stock	(719)	930	(1,916)	539
Net income (loss) available to common stockholders	$18,776	$(23,740)	$49,410	$(15,548)
Net income (loss) available to common stockholders per share
Basic	$1.11	$(1.42)	$2.93	$(0.93)
Diluted	$1.09	$(1.42)	$2.87	$(0.93)
Weighted average shares outstanding
Basic	16,929	16,768	16,886	16,735
Diluted	17,845	16,768	17,625	16,735
Dividends declared per common share	$—	$0.25	$—	$0.50
Dividends paid per common share	$—	$0.25	$—	$0.50

DINEEQUITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$80,370	$114,443
Restricted cash	68,514	83,355
Short-term investments, at market value	279	276
Receivables, net	81,595	117,930
Inventories	11,839	10,959
Prepaid income taxes	—	15,734
Prepaid expenses	16,660	17,067
Deferred income taxes	27,249	27,504
Assets held for sale	6,326	11,861
Total current assets	292,832	399,129
Non-current restricted cash	50,937	53,395
Restricted assets related to captive insurance subsidiary	4,590	5,573
Long-term receivables	268,037	277,106
Property and equipment, net	805,137	824,482
Goodwill	697,470	697,470
Other intangible assets, net	949,507	956,036
Other assets, net	139,423	148,026

Total assets	$3,207,933	$3,361,217

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$20,100	$15,000
Accounts payable	33,527	48,983
Accrued employee compensation and benefits	31,682	44,299
Deferred revenue	50,278	95,532
Accrued financing costs	—	20,071
Other accrued expenses	63,473	55,249
Accrued interest payable	3,391	3,580
Total current liabilities	202,451	282,714
Long-term debt, less current maturities	1,718,473	1,853,367
Financing obligations, less current maturities	318,938	318,651
Capital lease obligations, less current maturities	157,470	161,310
Deferred income taxes	402,832	395,448
Other liabilities	117,488	119,910
Total liabilities	2,917,652	3,131,400
Preferred stock, Series A	187,050	187,050
Total stockholders’ equity	103,231	42,767

Total liabilities and stockholders’ equity	$3,207,933	$3,361,217

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net income (loss)	$61,955	$(5,531)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities
Depreciation and amortization	51,662	55,369
Gain on extinguishment of debt	(38,803)	—
Impairment and closure charges	2,001	41,432
Deferred income taxes	4,845	(38,420)
Stock-based compensation expense	5,277	7,057
Tax benefit from stock-based compensation	376	945
Excess tax benefit from stock options exercised	(41)	(315)
Gain on disposition of assets	(5,142)	(158)
Changes in operating assets and liabilities
Receivables	35,384	28,336
Inventories	(1,009)	(43)
Prepaid expenses	6,070	26,090
Accounts payable	(13,931)	(27,007)
Accrued employee compensation and benefits	(12,617)	(10,586)
Deferred revenues	(45,254)	(33,632)
Other accrued expenses	14,328	12,439
Other	(3,620)	840
Cash flows provided by operating activities	61,481	56,816
Cash flows from investing activities
Additions to property and equipment	(5,899)	(23,216)
(Additions) reductions to long-term receivables	1,029	(1,573)
Payment of accrued acquisition costs	—	(10,063)
Collateral released by captive insurance subsidiary	983	3,823
Proceeds from sale of property and equipment and assets held for sale	11,260	11,930
Principal receipts from notes and equipment contracts receivable	8,206	7,871
Other	(87)	478
Cash flows provided by (used in) investing activities	15,492	(10,750)
Cash flows from financing activities
Proceeds from issuance of long-term debt	10,000	—
Proceeds from financing obligations	—	333,617
Repayment of long-term debt	(101,701)	(312,800)
Principal payments on capital lease and financing obligations	(7,047)	(3,167)
Dividends paid	(9,500)	(15,115)
Payment of preferred stock issuance costs	—	(1,500)
Repurchase of restricted stock	(287)	(380)
Reissuance of treasury stock	—	1,135
Proceeds from stock options exercised	308	989
Excess tax benefit from stock options exercised	41	315
Payment of accrued debt issuance costs	(20,030)	(24,299)
Payment of early debt extinguishment costs	(123)	—
Restricted cash related to securitization	17,293	(13,666)
Cash flows used in financing activities	(111,046)	(34,871)
Net change in cash and cash equivalents	(34,073)	11,195
Cash and cash equivalents at beginning of year	114,443	26,838
Cash and cash equivalents at end of period	$80,370	$38,033

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income available to common stockholders to (ii) net income (loss) available to common stockholders excluding impairment and closure charges, gain on extinguishment of debt and (gain) loss on disposition of assets, and related per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss) available to common stockholders, as reported	$18,776	$(23,740)	$49,410	$(15,548)
Impairment and closure charges	2,352	41,203	2,001	41,432
Gain on extinguishment of debt	(12,449)	—	(38,803)	—
(Gain) loss on disposition of assets	(5)	20	(5,142)	(158)
Income tax benefit	3,949	(16,138)	16,395	(16,158)
Net income allocated to unvested participating restricted stock	227	(946)	954	(841)
Net income available to common stockholders, as adjusted	$12,850	$399	$24,815	$8,727

Diluted net income available to common stockholders per share:
Net income (loss) available to common stockholders per share, as reported	$1.09	$(1.42)	$2.87	$(0.93)
Dilutive effect per share	(0.01)	—	0.01	—
Impairment and closure charges per share	0.14	2.46	0.12	2.48
Gain on extinguishment of debt per share	(0.72)	—	(2.27)	—
(Gain) loss on disposition of assets per share	—	—	(0.30)	(0.01)
Income tax benefit per share	0.23	(0.96)	0.96	(0.97)
Net income allocated to unvested participating restricted stock per share	0.01	(0.06)	0.06	(0.05)
Diluted net income available to common stockholders per share, as adjusted	$0.74	$0.02	$1.45	$0.52

Reconciliation of (i) income before income taxes to (ii) EBITDA and to (ii) EBITDAR:

Trailing Twelve Months Ended June 30, 2009

Income before income taxes (including gain on extinguishment of debt)	$(83,020)
Interest expense	216,150
Depreciation and amortization	69,146
Impairment and closure charges	201,198
Stock-based compensation	10,319
Non-recurring acquisition costs (including severance and retention)	2,480
Gain on sale of assets	(3,899)
Non-cash amounts related to captive insurance subsidiary	315
Non-recurring expenses associated with strategic alternatives	—
EBITDA	412,689
Annualized operating lease expense	97,075
EBITDAR	$509,764

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

Six Months Ended June 30, 2009
Cash flows from operating activities	$61,481
Receipts from long-term notes receivable	8,206
Series A preferred stock dividends	(9,500)
Capital expenditures	(5,899)
Free cash flow	$54,288

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table sets forth, for the three-month and six-month periods ended June 30 of the current year and prior year, information regarding the percentage change in sales at effective restaurants in the IHOP and Applebee’s systems compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s system, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,589	1,480	1,590	1,474
Company	401	510	403	510
Total	1,990	1,990	1,993	1,984
System-wide(b)
Sales percentage change(c)	(4.2)%	0.3%	(3.4)%	1.6%
Domestic same-store sales percentage change(d)	(4.3)%	(1.7)%	(3.6)%	(0.6)%
Franchise(b)(e)
Sales percentage change(c)(g)	3.1%	0.8%	3.9%	1.7%
Same-store sales percentage change(d)	(4.2)%	(1.8)%	(3.5)%	(0.9)%
Average weekly domestic unit sales (in thousands)	$46.6	$48.5	$48.0	$49.7
Company
Sales percentage change(c)(g)	(25.4)%	(1.0)%	(24.5)%	1.1%
Same-store sales percentage change(d)	(4.8)%	(1.5)%	(4.0)%	0.3%
Average weekly domestic unit sales (in thousands)	$41.9	$44.2	$43.3	$45.3

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)
IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,235	1,185	1,230	1,180
Company	11	10	11	10
Area license	160	158	159	157
Total	1,406	1,353	1,400	1,347
System-wide(b)
Sales percentage change(c)	3.6%	6.3%	4.6%	7.1%
Domestic same-store sales percentage change(d)	(0.6)%	2.6%	0.7%	3.2%
Franchise(b)(e)
Sales percentage change(c)	3.9%	6.9%	5.1%	7.7%
Same-store sales percentage change(d)	(0.6)%	2.6%	0.7%	3.2%
Average weekly unit sales (in thousands)	$35.2	$35.3	$35.8	$35.5
Company(f)
Area License(h)
Sales percentage change(c)	0.9%	2.2%	(0.3)%	2.7%

(a)            “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)           “System-wide sales” are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)            “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)           “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on IHOP restaurants located in Florida.

(e)            IHOP franchise restaurant sales were $564.3 million and $543.2 million for the three months ended June 30, 2009 and 2008, respectively, and $1,146.3 million and $1,090.4 million for the six months ended June 30, 2009 and 2008, respectively.  Applebee’s franchise restaurant sales were $886.4 million and $859.7 million for the three months ended June 30, 2009 and 2008, respectively, and $1,826.3 million and $1,757.5 million for the six months ended June 30, 2009 and 2008, respectively.

(f)              Sales percentage change and same-store sales percentage change for IHOP company-operated restaurants are not meaningful due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)           The sales percentage change for Applebee’s franchise and company-operated restaurants is impacted by the franchising of 103 company-operated restaurants during 2008 and five company-operated restaurants in 2009.

(h)           Sales at IHOP area license restaurants were $54.4 million and $53.9 million for the three months ended June 30, 2009 and 2008, respectively, and $110.9 million and $111.3 million for the six months ended June 30, 2009 and 2008, respectively.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)
Applebee’s Restaurant Development Activity
Beginning of period	1,992	1,986	2,004	1,976
New openings
Company-developed	—	—	—	1
Franchisee-developed	5	11	10	27
Total new openings	5	11	10	28
Closings
Company	—	(2)	—	(3)
Franchise	(5)	(2)	(22)	(8)
End of period	1,992	1,993	1,992	1,993
Summary-end of period
Franchise	1,591	1,484	1,591	1,484
Company	401	509	401	509
Total	1,992	1,993	1,992	1,993

IHOP Restaurant Development Activity
Beginning of period	1,402	1,353	1,396	1,344
New openings
Company-developed	—	—	—	—
Franchisee-developed	20	14	31	25
Area license	3	1	3	1
Total new openings	23	15	34	26
Closings
Company	—	(1)	—	(1)
Franchise	(3)	(4)	(7)	(6)
Area license	(1)	(2)	(2)	(2)
End of period	1,421	1,361	1,421	1,361
Summary-end of period
Franchise	1,249	1,195	1,249	1,195
Company	11	10	11	10
Area license	161	156	161	156
Total	1,421	1,361	1,421	1,361